POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints

LAUREN FARRELL and DAVID McINTYRE, and each of them, with full power to act without the other, as his true and lawful attorney-in-fact and agent for him and in his name, place and stead, in any and all capacities, to sign on his behalf any and all documents relating to any and all filings pursuant to Sections 13 or 16 of the Securities Exchange Act of

1934 which may be necessary or desirable, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

This power shall continue in effect until terminated in writing.

/s/ Seth L. Harrison

Seth L. Harrison

Dated: December 2, 2013